SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):

                                October 31, 1997



                              Americold Corporation
             (Exact name of registrant as specified in its charter)



            Oregon                  33-12173              93-0295215
       (State or other        (Commission File No.)      (IRS Employer
        jurisdiction of                                Identification No.)
        incorporation)



7007 S.W. Cardinal Lane, Suite 135
Portland, Oregon                                                97224
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code:

                        (503) 624-8585

Item 2.           Acquisition or Disposition of Assets.
                  -------------------------------------

                  On October 31, 1997, Americold Corporation (the "Company") was acquired by a partnership of preferred stock affiliates of Vornado Realty Trust and Crescent Real Estate Equities Company. The acquisition was accomplished pursuant to a merger in which the Company was the surviving corporation. A copy of the Agreement and Plan of Merger dated as of September 26, 1997 was included as an exhibit to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 7, 1997.

                The consideration for the acquisition of the Company was approximately $581.0 million, including $111.0 million in cash and assumption of $470.0 million in indebtedness. Holders of Common Stock of Americold received $20.70 per share and the holder of the Series A Variable Rate Cumulative Preferred Stock of Americold received $100.00 per share, plus accrued and unpaid dividends to the closing date.


Item 5.  Other Events.
          ------------

                  Prior to the closing of the acquisition of the Company, the Company redeemed all of its 11.45% Series A First Mortgage Bonds, due 2002.

                  On October 31, 1997, Moody's investors Service ("Moodys") upgraded the rating of Americold's 11.5% Series B First Mortgage Bonds due 2005 to "Ba3" and its 12.875% Senior Subordinated Notes due 2008 (the "Notes") to "B2". Under the terms of the Notes, the interest rate on the Notes would have increased from 12.875% to 13.875% if the Notes were not rated "B-" or higher by Standard & Poor's ("S&P") and "B3" or higher by Moody's (the "Requisite Rating") by November 1, 1997. The Notes have been rated "B-" by S&P since they were issued. If the rating by S&P or Moody's is subsequently downgraded below the Requisite Rating, the interest rate on the Notes will increase from 12.875% to 13.875%. The Notes are unsecured and junior to the Series B First Mortgage Bonds.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          AMERICOLD CORPORATION
                                         (Registrant)




Date: November 14, 1997                  By: /s/ Joel M. Smith
                                         -----------------------
                                         Chief Financial Officer